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Exhibit 12

Protective Life Corporation

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars In Thousands)
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	$53,589	$133,328	$436,088	$431,908	$377,013	$385,201	$325,412
Add Interest Expense on Debt and Subordinated Debt Securities	33,900	23,866	124,528	72,780	56,636	49,716	43,620
Add Imputed interest on operating leases	567	642	2,566	1,800	2,000	2,700	2,697
Add Interest Credited on Investment Products	253,950	254,930	1,010,944	891,627	726,301	649,216	647,695

Earnings before Interest, Interest Credited on Investment Products and Taxes	$342,006	$412,766	$1,574,126	$1,398,115	$1,161,950	$1,086,833	$1,019,424
Interest Expenses on Debt and Subordinated Debt Securities	33,900	23,866	124,528	72,780	56,636	49,716	43,620
Add Imputed interest on operating leases	567	642	2,566	1,800	2,000	2,700	2,697
Add Interest Credited on Investment Products	253,950	254,930	1,010,944	891,627	726,301	649,216	647,695

Interest Expense, Imputed Interest Expense on Operating Leases and Interest Credited on Investment Products	$288,417	$279,438	$1,138,038	$966,207	$784,937	$701,632	$694,012
Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest expense, Imputed Interest on Operating Leases and Interest Credited on Investment Products	1.2	1.5	1.4	1.4	1.5	1.5	1.5
Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	$53,589	$133,328	$436,088	$431,908	$377,013	$385,201	$325,412
Add Interest Expense on Debt and Subordinated Debt Securities	33,900	23,866	124,528	72,780	56,636	49,716	43,620
Add Imputed interest on operating leases	567	642	2,566	1,800	2,000	2,700	2,697

Earnings before Interest and Taxes	$88,056	$157,836	$563,182	$506,488	$435,649	$437,617	$371,729
Interest Expense on Debt and Subordinated Debt Securities	33,900	23,866	124,528	72,780	56,636	49,716	43,620
Add Imputed interest on operating leases	567	642	2,566	1,800	2,000	2,700	2,697

Interest Expense and Imputed Interest on Operating Leases	$34,467	$24,508	$127,094	$74,580	$58,636	$52,416	$46,317
Earnings before Interest and Taxes Divided by Interest Expense and Imputed Interest on Operating Leases	2.6	6.4	4.4	6.8	7.4	8.3	8.0

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  Exhibit 12